EXHIBIT A TO THE STOCK PURCHASE AGREEMENT

TERM LOAN AGREEMENT

dated as of [●], 2017

among

[COWEN GROUP, INC.],
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

[        ],
as Administrative Agent

TABLE OF CONTENTS
Page
ARTICLE I.

DEFINITIONS; CONSTRUCTION
Section 1.1Definitions    1
Section 1.2Accounting Terms and Determination    25
Section 1.3Terms Generally    25
Section 1.4Calculations    25
ARTICLE II.

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1[Reserved]    25
Section 2.2Loans    26
Section 2.3Procedure for Borrowing    26
Section 2.4Funding of Borrowing    26
Section 2.5Termination of Commitments    26
Section 2.6Repayment of Loans    26
Section 2.7Evidence of Indebtedness    26
Section 2.8Optional Prepayments    27
Section 2.9Mandatory Prepayments    27
Section 2.10Interest on Loans    27
Section 2.11Fees    28
Section 2.12Computation of Interest and Fees    28
Section 2.13Increased Costs    28
Section 2.14Taxes    29

i

Section 2.15Payments Generally; Pro Rata Treatment; Sharing of Set-offs    31
Section 2.16Mitigation of Obligations    33
Section 2.17[Reserved]    33
Section 2.18Prepayment Premium    33
ARTICLE III.

CONDITIONS PRECEDENT TO LOANS
Section 3.1Closing Date Borrowing    33
Section 3.2Representations    35
Section 3.3Delivery of Documents    35
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
Section 4.1Incorporation by Reference    36
Section 4.2Organizational Power; Authorization    36
Section 4.3Governmental Approvals; No Conflicts    36
Section 4.4Environmental Matters    37
Section 4.5Compliance with Agreements    37
Section 4.6Margin Regulations.    37
Section 4.7Disclosure    37
Section 4.8Labor Relations    37
Section 4.9Subsidiaries    38
Section 4.10Solvency    38
Section 4.11Patriot Act    38
Section 4.12Use of Proceeds    38

Section 4.13Broker-Dealer Subsidiaries    38
Section 4.14Investment Advisors    38
Section 4.15Sanctions; Anti-Corruption    39
Section 4.16Benefit Plans    39
Section 4.17Investment Company Act    39
ARTICLE V.

AFFIRMATIVE COVENANTS
Section 5.1Financial Statements and Other Information    39
Section 5.2Notices of Material Events    41
Section 5.3Existence; Conduct of Business    41
Section 5.4Compliance with Laws    42
Section 5.5Payment of Taxes    42
Section 5.6Books and Records    42
Section 5.7Visitation and Inspection    42
Section 5.8Maintenance of Properties; Insurance    42
Section 5.9Use of Proceeds    42
Section 5.10Federal Reserve Regulations    43
Section 5.11Senior Notes    43
Section 5.12Designation of Restricted and Unrestricted Subsidiaries    43
Section 5.13Further Assurances    44
Section 5.14[Post Closing Matters    45
ARTICLE VI.

NEGATIVE COVENANTS

Section 6.1Indebtedness    45
Section 6.2Liens    47
Section 6.3Fundamental Changes    48
Section 6.4Restricted Payments    49
Section 6.5Transactions with Affiliates    52
Section 6.6Restrictive Agreements    52
Section 6.7Amendment to Material Documents    52
Section 6.8Government Regulation    52
ARTICLE VII.

EVENTS OF DEFAULT
Section 7.1Events of Default    53
ARTICLE VIII.

THE ADMINISTRATIVE AGENT
Section 8.1Appointment of the Administrative Agent    55
Section 8.2Nature of Duties of Administrative Agent    55
Section 8.3Lack of Reliance on the Administrative Agent    56
Section 8.4Certain Rights of the Administrative Agent    56
Section 8.5Reliance by the Administrative Agent    56
Section 8.6The Administrative Agent in its Individual Capacity    57
Section 8.7Successor Administrative Agent    57
Section 8.8Withholding Tax    57
Section 8.9Administrative Agent May File Proofs of Claim    58
Section 8.10Authorization to Execute Other Loan Documents    59

ARTICLE IX.

MISCELLANEOUS
Section 9.1Notices    59
Section 9.2Waiver; Amendments    62
Section 9.3Expenses; Indemnification    63
Section 9.4Successors and Assigns    64
Section 9.5Governing Law; Jurisdiction; Consent to Service of Process    68
Section 9.6WAIVER OF JURY TRIAL    69
Section 9.7Right of Set-off    69
Section 9.8Counterparts; Integration    69
Section 9.9Survival    69
Section 9.10Severability    70
Section 9.11Confidentiality    70
Section 9.12Interest Rate Limitation    70
Section 9.13Waiver of Effect of Corporate Seal    71
Section 9.14Patriot Act    71
Section 9.15No Advisory or Fiduciary Responsibility    71
Section 9.16Acknowledgement and Consent to Bail-In of EEA Financing Institutions    71

v

Schedules

Schedule 1.1(a)    -    Commitment Amounts
Schedule 1.1(b)    -    Guarantors
Schedule 4.9    -    Subsidiaries
[Schedule 5.14        Post-Closing Schedule]
Schedule 6.1    -    Existing Indebtedness
Schedule 6.2    -    Existing Liens

Exhibits

Exhibit A    -     Form of Assignment and Acceptance
Exhibit B    -    Form of Guaranty Agreement
Exhibit 2.3    -    Form of Notice of Borrowing
Exhibit 2.7    -    Form of Promissory Note
Exhibit 5.1(c)    -    Form of Compliance Certificate

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of [●], 2017, by and among [COWEN GROUP, INC.], a Delaware corporation (the “Borrower”), [Crane Entity] (together with its Lender Affiliates and Approved Funds that may become Lenders after the date hereof, the “Initial Lender”), the other several lenders from time to time party hereto (together with the Initial Lender, the “Lenders”), and [          ], in its capacity as administrative agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders extend credit in the form of term Loans (each capitalized term used in this recital shall have the meanings set forth in Article I below) on the Closing Date, in an aggregate principal amount of $175,000,000. The proceeds of the Loans may be used for one or more of the following purposes on or after the Closing Date: (a) paying fees, expenses and other related transaction costs in connection with the Common Stock Investment and the entry into this Agreement, (b) funding, all or in part, acquisitions and other strategic transactions and/or (c) making investments in the business of the Borrower and its Subsidiaries.
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders are willing, severally, to extend such credit to the Borrower.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:
Article I.

DEFINITIONS; CONSTRUCTION
Section 1.1    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acquired Indebtedness” shall mean Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Borrower or at the time it mergers or is consolidated with or into the Borrower or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person; provided that, in each case, such Indebtedness was not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Borrower or such acquisition, merger or consolidation.
“Adjusted Total Assets” shall mean, as of any date of determination, (a) the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as of the then most recent date for which the financial statements required pursuant to Section 5.1(a) or Section 5.1(b), as the case may be, have been delivered less (b) all assets of the Borrower and its Restricted Subsidiaries that are the subject of Securities Lending Transactions or Repurchase Transactions and securities or financial instruments acquired using the proceeds of Trading Debt (except to the extent the Fair Market Value of such assets exceeds the aggregate amount of related Permitted Funding Debt or other Indebtedness Incurred to acquire or carry such assets that is then outstanding). For the avoidance of doubt, assets of Funds and Fund-Related Entities shall be excluded from “Adjusted Total Assets” ; provided that assets owned by the Borrower or any Restricted Subsidiary that are invested in such Fund or Fund-Related Entity shall be included in “Adjusted Total Assets”.
“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.
“Agreement” shall have the meaning set forth in the introductory paragraph hereof.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.
“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.
“Approved Fund” shall mean any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent and the Borrower.
“Available Basket Amount” shall mean, at any date of determination, an amount equal to:
(i)    an amount determined on a cumulative basis equal to 50% of the Borrower’s Consolidated Net Income during the period (taken as one accounting period) beginning on the first day of the first fiscal quarter during which the Closing Date occurs and ending on the last day of the Borrower’s last fiscal quarter ending prior to such date of determination for which the financial statements required pursuant to Section 5.1(a) or Section 5.1(b), as the case may be, have been delivered (or if such Consolidated Net Income for such period is a loss, minus 100% of such loss); plus
(ii)    an amount determined on a cumulative basis equal to the aggregate net cash proceeds (or the Fair Market Value of any marketable securities or other property) received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Borrower (including, in connection with a merger or consolidation with another Person) since the Closing Date (excluding the Common Stock Investment) and the amount of reduction of Indebtedness of the Borrower or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Borrower) since the Closing Date; plus
(iii)    $35 million; minus
(iv)    the aggregate amounts described in clauses (i), (ii) and (iii) above used in connection with, without duplication, Restricted Payments made pursuant to Section 6.4(b)(xi).
“Aviation Subsidiary” shall mean a Subsidiary of the Borrower that is engaged primarily in the business of leasing specialized aircraft to third party counterparties.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean the borrowing of the Loans on the Closing Date.
“Broker-Dealer Subsidiary” shall mean any Subsidiary registered or required to be registered as a broker-dealer under the Exchange Act.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close; provided, that for purposes of Sections 2.3, 2.8 and 9.1 only, “Business Day” shall exclude any other day on which commercial banks in the People’s Republic of China are authorized or required by law to close.
“Capital Lease Obligations” shall mean, with respect to any Person, all obligations of such Person that are required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would be at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” shall mean (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change in Control” shall mean the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets (including Capital Stock of the Subsidiaries of the Borrower) of the Borrower and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act), (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower, (c) any “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 40% or more of the voting power of the Voting Stock of the Borrower, (d) the first day on which a majority of the members of the board of directors of the Borrower are not Continuing Directors or (e) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act), directly or indirectly, the Beneficial Owner of 40% or more of the voting power of the Voting Stock of the surviving or transferee Person.
“Change in Law” shall mean (a) the adoption of any applicable law, rule or regulation after the SPA Signing Date, (b) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the SPA Signing Date, or (c) compliance by any Lender (or its Applicable Lending Office or, for purposes of Section 2.13(b), by the Parent Company of such Lender, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the SPA Signing Date; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 9.2, which such date is [●], 2017.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Loan to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule 1.1(a), or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.
“Common Stock Investment” shall mean the purchase by Shanghai Huaxin Group (HongKong) Limited of class A common stock of the Borrower pursuant to the transactions described in the Common Stock Purchase Agreement.
“Common Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of March 29, 2017, among Shanghai Huaxin Group (HongKong) Limited and the Borrower.
“Common Stock Purchase Agreement MAE” shall have the meaning assigned to the term “Material Adverse Effect” in the Common Stock Purchase Agreement as in effect on the Closing Date.
“Compliance Certificate” shall mean a certificate from the principal executive officer, chief executive officer, the principal financial officer, the chief financial officer or the treasurer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).
“Consolidated EBITDA” shall mean, with respect to any Person, for any period, the sum (without duplication) of (a) Consolidated Net Income for such Person for such period plus (b) to the extent such Consolidated Net Income for such period, and without duplication, has been reduced thereby, (i) all income taxes of such Person and its Subsidiaries that are Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (ii) Consolidated Interest Expense of such Person, (iii) Consolidated Non-cash Charges for such Persons less any non-cash items increasing Consolidated Net Income for such period, and (iv) any expenses, charges or other costs related to any equity offering, acquisition (including amounts paid in connection with severance of employees or the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, restructuring, Incurrence or refinancing of Indebtedness permitted to be Incurred by this Agreement (whether or not successful), all as determined on a consolidated basis for such Person and its Subsidiaries that are Restricted Subsidiaries in accordance with GAAP.
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum of, without duplication: (a) the consolidated interest expense of such Person and its Subsidiaries that are Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus (b) any interest expense on Indebtedness of another Person that is Guaranteed by the Borrower or any of its Restricted Subsidiaries or secured by a Lien on assets of the Borrower or any of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; less (c) interest income of such Person and its Subsidiaries that are Restricted Subsidiaries for such period, in each case, on a consolidated basis in accordance with GAAP but excluding any such amount in respect of Permitted Funding Debt.
“Consolidated Net Income” shall mean, with respect to any Person (the “Referent Person”), for any period, the aggregate net income (or loss) of the Referent Person and its Subsidiaries that are Restricted Subsidiaries for such period on a consolidated basis that is available to the common stockholders of such Referent Person (after giving effect to the payment of dividends on Preferred Stock), determined in accordance with GAAP; provided that (a) there shall be included thereto (without duplication) (i) the amount of cash dividends or distributions actually received by the Referent Person or a Subsidiary of the Referent Person that is a Restricted Subsidiary from any Person that is not a Restricted Subsidiary and (ii) with respect to any Person that is not a Restricted Subsidiary and is primarily engaged in the business of investment management, an amount equal to 100% of the share of net income (or loss) of such Person, excluding any performance-based compensation that has not been finally determined, earned and allocated to the Referent Person or a Subsidiary of the Referent Person that is a Restricted Subsidiary (provided that the payment of such share to a Restricted Subsidiary is not restricted by a contract, operation of law or otherwise), and (b) there shall be excluded therefrom (without duplication):
(i)    any net after-tax extraordinary or nonrecurring gains or losses;
(ii)    any net after-tax gain or loss realized upon the sale or other disposition of any property of such Person or any of its Subsidiaries that are Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business;
(iii)    the net income (but not loss) of any Subsidiary (other than a Guarantor) of the Referent Person that is a Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;
(iv)    any restoration to income of any contingency reserve, except to the extent that provision for such reserve was deducted from Consolidated Net Income during the same period for which the calculation is being made;
(v)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);
(vi)    in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;
(vii)    fees and expenses incurred in connection with the refinancing or repayment of Indebtedness or the issuance of Equity Interests;
(viii)    to the extent non-cash, the amount of extraordinary, nonrecurring or unusual losses or charges (including all fees, expenses or charges incurred in connection with acquisitions, mergers of consolidations after the Closing Date);
(ix)    any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs;
(x)    to the extent non-cash, any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;
(xi)    any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
(xii)    any non-cash income (or loss) related to the recording of the fair market value of agreements relating to Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;
(xiii)    the cumulative effect of a change in accounting principles; and
(xiv)    to the extent non-cash, any gains or losses due to fluctuations in currency values and the related effect.
“Consolidated Non-cash Charges” shall mean, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries that are Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries that are Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).
“Continuing Director” shall mean, as of any date of determination, any member of the board of directors of the Borrower who (a) was a member of such board of directors on the Closing Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.
“Convertible Note Hedge Transactions” shall mean the cash convertible note hedge transactions entered into on March 4, 2014 with Nomura Global Financial Products Inc., as amended.
“Convertible Notes” shall mean the $149,500,000 in aggregate principal amount of the Borrower’s 3.00% cash convertible senior notes due 2019 issued pursuant to the Convertible Notes Indenture.
“Convertible Notes Indenture” shall mean the Indenture, dated as of March 10, 2014, as supplemented by the First Supplemental Indenture for the Convertible Notes, dated as of April 9, 2014, in each case, between the Borrower, as the issuer, and The Bank of New York Mellon, as trustee.
“Credit Facilities” shall mean one or more debt facilities, commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, in accordance with the terms of this Agreement.
“Debt to Equity Ratio” shall mean, as of any date, the ratio of (a) Total Debt (excluding any Permitted Funding Debt) of the Borrower and its Restricted Subsidiaries on such date to (b) Stockholders’ Equity as of the then most recent date for which the financial statements required pursuant to Section 5.1(a) or Section 5.1(b), as the case may be, have been delivered.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.10(b).
“Disqualified Stock” shall mean any Capital Stock that, by its terms, by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is the 91st day after the Maturity Date, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date; provided, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of a Change in Control occurring prior to the 91st day after the Maturity Date shall not constitute Disqualified Stock if the Change in Control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Disqualified Stock than the provisions of this Agreement with respect to a Change in Control. If such Capital Stock is issued to a plan for the benefit of employees of the Borrower or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States.
“Domestic Subsidiary” shall mean any Subsidiary of any Person, which Subsidiary is organized under the laws of any state of the United States of America or the District of Columbia.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the conditions for a waiver under subsections .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 of the requirement under Section 4043(a) of ERISA that the PBGC be notified of such event have been met); (b) any failure to make a timely required contribution to any Plan or Multiemployer Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by the Borrower, any of its Subsidiaries of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA or routine claims for benefits); (d) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (e) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, respectively, from any Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (f) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (h) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 7.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Subsidiaries” shall mean, collectively, (a) any Subsidiary that is prohibited (but only so long as such Subsidiary would be prohibited) (i) by applicable law, rule or regulation or (ii) by any Contractual Obligation existing as of the SPA Signing Date or, with respect to any Subsidiary acquired after the SPA Signing Date, at the time of acquisition thereof (so long as such prohibition did not arise in contemplation of such acquisition), in each case, from Guaranteeing the Obligations or which would require consent, approval, license or authorization from a Governmental Authority to provide a Guarantee of the Obligations, unless such consent, approval, license or authorization has been received (for the avoidance of doubt, the Borrower and the relevant Subsidiary shall not be required to obtain such consent, approval, license or authorization unless the same may be obtained by the Borrower or the relevant Subsidiary in the ordinary course of business and without undue burden or expense), (b) any Unrestricted Subsidiary (and, for the avoidance of doubt, any Subsidiary of an Unrestricted Subsidiary), (c) Immaterial Subsidiaries, (d) Subsidiaries regulated as insurance companies or regulated by Luxembourg's Commissariat aux Assurances, (e) not-for-profit Subsidiaries, (f) any non-wholly owned Subsidiary (provided, that such non-wholly owned Subsidiary either (i) exists as of the SPA Signing Date or (ii) is subsequently formed or acquired for a bona fide purpose in the Borrower and its Subsidiaries’ business and not for the primary purpose of avoiding the requirement to Guarantee the Obligations), (g) broker-dealer Subsidiaries, (h) Foreign Subsidiaries, (i) Domestic Subsidiaries (i) the sole assets of which consist of Equity Interests of Foreign Subsidiaries and assets incidental thereto or (ii) that are disregarded as separate from their owner for U.S. federal income tax purposes and own Equity Interests of Foreign Subsidiaries, (j) a Subsidiary (whether direct or indirect) of a Foreign Subsidiary (i) if (A) such Foreign Subsidiary is acquired pursuant to an Investment and (B) such Subsidiary did not become a Subsidiary of such Foreign Subsidiary in anticipation of such acquisition and (ii) for so long as the transfer by such Foreign Subsidiary of the Equity Interests in such Subsidiary to a Domestic Subsidiary that is a Restricted Subsidiary could reasonably be expected to result in adverse consequences on the Borrower, such Foreign Subsidiary or any of their respective Subsidiaries and (k) other Subsidiaries that the Borrower and the Required Lenders reasonably agree that the cost of providing such guarantee is excessive in relation to the value afforded thereby.
“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) any U.S. federal withholding Taxes that are imposed on amounts payable to such Recipient pursuant to a law in effect on the date on which such Recipient becomes a Recipient under this Agreement or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f), or (d) any U.S. federal withholding Taxes imposed under FATCA.
“Fair Market Value” shall mean, with respect to any assets, securities or other property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $10,000,000, by any Responsible Officer of the Borrower, or (b) if such property has a Fair Market Value in excess of $10,000,000, by a majority of the board of directors of the Borrower and evidenced by a resolution of the board of directors.
“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Foreign Person” shall mean any Person that is not a U.S. Person.
“Foreign Subsidiary” shall mean a Subsidiary of any Person that is not a Domestic Subsidiary of such Person.
“Fund” shall mean each fund, fund-of-funds or separate account managed by the Borrower or any Affiliate thereof, other than a Fund-Related Entity or a Third-Party Managed Account.
“Fund-Related Entity” shall mean, with respect to any Fund, any feeder fund, employee investment vehicle, holding company or other vehicle for a portfolio investment of a Fund, or other ancillary vehicle affiliated with such Fund which, in each case, does not receive, or directly pay, any Management Fees (in each case excluding any Loan Party).
“GAAP” shall mean, subject to Section 1.2, generally accepted accounting principles in the United States, which are in effect from time to time, except with respect to the definitions of, and accounting for, “Capital Lease Obligations”, GAAP shall mean generally accepted accounting principles in the United States which are in effect as of the SPA Signing Date.
“Governmental Authority” shall mean the government of the United States, the People’s Republic of China, or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guaranteeing Restricted Subsidiary” shall have the meaning set forth in Section 5.13.
“Guarantor” shall mean each Restricted Subsidiary of the Borrower that becomes a party to the Guaranty Agreement on the Closing Date and (b) after the Closing Date each additional Restricted Subsidiary of the Borrower that executes a supplement to the Guaranty Agreement in accordance with Section 5.13. The Restricted Subsidiaries that would be Guarantors as of the SPA Signing Date are set forth on Schedule 1.1(b), which such Schedule 1.1(b) shall be updated by the Borrower on the Closing Date to reflect the Guarantors as of the Closing Date.
“Guaranty Agreement” shall mean the Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Obligations” of any Person shall mean the obligations of such Person under (a) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement, (b) any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement, (c) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement or (d) any other Hedging Transaction.
“Hedging Transaction” of any Person shall mean (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward and futures commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement published by the Foreign Exchange Committee or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Immaterial Subsidiary” shall mean any Restricted Subsidiary of the Borrower that, together with its Subsidiaries that are Restricted Subsidiaries, (a) generates less than 2.5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four Fiscal Quarter period most recently ended for which financial statements required pursuant to Section 5.1(a) or Section 5.1(b), as the case may be, have been delivered (provided that any such Restricted Subsidiary that generates 2.5% or more of such Consolidated EBITDA shall be deemed to generate less than 2.5% of such Consolidated EBITDA for purposes of this definition of Immaterial Subsidiary if it generate less than $100,000 of such Consolidated EBITDA) and (b) owns less than 2.5% of the Adjusted Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of such four Fiscal Quarter period; provided that all Immaterial Subsidiaries (other than, for purposes of the succeeding clause (i), Immaterial Subsidiaries that are Immaterial Subsidiaries as a result of the operation of the proviso in the preceding clause (a)), in aggregate, shall not (i) generate greater than 5.0% the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four Fiscal Quarter period ended on such last day or (ii) own greater than 5.0% of Adjusted Total Assets of the Borrower and its Restricted Subsidiaries as of such last day.
“Incur” shall mean, with respect to any Indebtedness of any Person, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of such Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary of the Borrower, (2) none of the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, or the payment of interest in the form of additional Indebtedness or dividends in the form of additional shares of Preferred Stock or Disqualified Stock, in each case, with the same terms (to the extent provided for when the Indebtedness, Preferred Stock or Disqualified Stock on which such interest or dividends are paid was originally issued) will be considered an Incurrence of Indebtedness, and (3) a change in GAAP or the application thereof that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all Capital Lease Obligations of such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (e) all obligations of such Person in respect of any letter of credit, banker’s acceptance or similar credit transaction (or reimbursement obligations in respect thereof), (f) all Hedging Obligations of such Person, (g) all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, plus accrued dividends, (h) all Preferred Stock issued by a Subsidiary of such Person that is a Restricted Subsidiary, valued at its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, plus accrued dividends, (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of the (x) Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness and (j) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Indebtedness required to be determined pursuant to this Agreement.
The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above (without giving effect to any call premiums in respect thereof) and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.
The amount of any Indebtedness described in clauses (a) and (b) above will be (x) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (y) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
The amount of any Indebtedness described in clause (f) above will be, in respect of anyone or more Hedging Obligations, equal to, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligation, (i) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligation.
For purposes of determining any particular amount of Indebtedness, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.
“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Initial Lender” shall have the meaning set forth in the introductory paragraph hereof.
“Investment” shall mean, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude (a) extensions of trade credit by the Borrower and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Borrower or such Restricted Subsidiary, as the case may be, (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business and consistent with past practice and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business and consistent with past practice.
“Lender Affiliate” shall mean, with respect to any Lender, a Person, that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Lender; provided that, in the case of the Initial Lender, “Lender Affiliate” shall also include (i) China CEFC Energy Company Limited and its Affiliates, (ii) a Person that is beneficially owned by any of the ultimate shareholders of China CEFC Energy Company Limited and (iii) any private equity or venture capital investment fund now or hereafter existing which is managed by general partners or management companies that, directly or indirectly through one or more intermediaries, Control, are Controlled by or are under common Control with, the Initial Lender and any and all Persons Controlled, directly or indirectly though one or more intermediaries, by any such fund.
“Lenders” shall have the meaning set forth in the introductory paragraph hereof.
“Leveraged Finance Subsidiary” shall mean a Person, including a joint venture, that is a Subsidiary (or joint venture) of the Borrower or a Guarantor and is engaged primarily in the development and/or expansion of the leveraged finance business of the Borrower and its Subsidiaries; provided that (a) the Equity Interests of such Subsidiary (other than the Equity Interests held by the co-joint venturer) are owned directly by a Loan Party, (b) no Investment by the Borrower or any of its Restricted Subsidiary in such Subsidiary is pledged by the Borrower or such Restricted Subsidiary in favor of any Person (other than pledges to secure the Obligations and Permitted Encumbrances described in clauses (a) and (e)), and there exists no contract or other agreement restricting the pledge by the Borrower or such Restricted Subsidiary of such Investment to secure the Obligations (or requiring the Borrower or such Restricted Subsidiaries to obtain consent prior to such pledge), and (c) all distributions with respect to the Equity Interests of such Person shall be made on a pro rata basis to the holders of such Equity Interests (and in no event shall any Loan Party that holds such Equity Interests receive less than its pro rata share of such distribution). Any Leveraged Finance Subsidiary shall be permitted to form additional direct or indirect Subsidiaries without limitation, which such Subsidiaries shall be deemed Unrestricted Subsidiaries automatically if such Leveraged Finance Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 5.12. The requirements, limitations and restrictions set forth in clauses (a), (b) and (c) shall not be applicable to such Subsidiaries of such Leveraged Finance Subsidiary (and such Subsidiaries of such Leveraged Finance Subsidiary shall not be subject thereto). For the avoidance of doubt, any Subsidiary of a Leverage Finance Subsidiary shall not itself be a “Leverage Finance Subsidiary” as such term is used in this Agreement.
“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any effective filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Loan” shall mean a loan made by a Lender to the Borrower under its Commitment.
“Loan Documents” shall mean, collectively, this Agreement, the Guaranty Agreement, any promissory notes issued hereunder and any and all other agreements executed by or on behalf of any Loan Party in connection with any of the foregoing.
“Loan Parties” shall mean the Borrower and the Guarantors.
“Make-Whole Amount” shall mean, in connection with any Premium Prepayment Event (including prepayment of any Loan following the acceleration of the Loans pursuant to Section 7.1 on or prior to the third anniversary of the Closing Date), the present value as of the Prepayment Date of all remaining required interest payments due on the Loan through and including the Maturity Date (exclusive of any interest accrued to the Prepayment Date), determined by discounting, on a semi-annual basis (assuming a 365-day year (or, in the case of a leap year, a 366-day year)), at the Treasury Rate (determined on the second Business Day preceding the Prepayment Date) plus 50 basis points.
“Management Fees” shall mean (a) fees (excluding carried interest or incentive fees) payable to the Borrower or any of its Restricted Subsidiaries in connection with the day to day management and administration of any Fund or any Third-Party Managed Account, and shall include amounts, if any, by which such fees are paid through deductions from the capital account of any defaulting limited partner of any such Fund and (b) other fee-based revenue (excluding carried interest or incentive fees) payable to the Borrower or any of its Restricted Subsidiaries and generated through the formation of new investment partnerships, investment vehicles, managed accounts or similar investment vehicles or arrangements, or other arrangements or new lines of business that contribute additional fee-based revenue (excluding carried interest or incentive fees) to the Borrower or any of its Restricted Subsidiaries.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform in any material respect any of their respective obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents; provided that, each reference to a “Material Adverse Effect” in Article III shall be deemed to refer to a “Common Stock Purchase Agreement MAE” and, on the Closing Date only, each reference to a “Material Adverse Effect” in Article IV shall be deemed to refer to a “Common Stock Purchase Agreement MAE”.
“Material Indebtedness” shall mean any Indebtedness (other than the Loans) of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $15,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Maturity Date” shall mean [●], 2023.
“Minimum Liquidity Condition” shall mean, as of a date of determination, that the aggregate value of investments with “Level 1” measurement inputs held by the Borrower and the Restricted Subsidiaries that can be converted into cash within ten days (provided such cash is free of all Liens (other than Permitted Encumbrances described in clauses (a), (e), (f) of the definition thereof and Liens permitted by Section 6.2(g)) and the use of such cash for application to the payment of the Obligations is not prohibited by law or any contract or other agreement) is greater than or equal to: the sum of (a) 200% of the aggregate amount of cash interest expense payable within the 365 days following the date of determination, and (b) 110% of the aggregate principal amount payable within the 273 days following the date of determination, in each case, in respect of all outstanding third party Indebtedness (excluding (i) Indebtedness of the type described in clause (e) in respect of undrawn letters of credit and clause (f) of the definition of such term and (ii) any Permitted Funding Debt) of the Borrower and Restricted Subsidiaries.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower, its Affiliates or any of their securities or loans.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Notice of Borrowing” shall have the meaning set forth in Section 2.3.
“Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document (to the extent required to be reimbursed pursuant to the terms of this Agreement or such other Loan Document)), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Restricted Subsidiary” shall have the meaning set forth in Section 5.13.
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 9.4(e).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and in effect from time to time.
“Payment Office” shall mean the office of the Administrative Agent located at [              ], or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Convertible Notes Refinancing Indebtedness” shall have the meaning set forth in Section 2.9.
“Permitted Encumbrances” shall mean:
(a)    Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(b)    statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(c)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or insurance related obligations (including any Liens or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, warranty requirements, government contracts, performance and return-of-money bonds and similar obligations (exclusive of obligations for the payment of borrowed money);
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, in the ordinary course of business and exclusive of obligations for the payment of borrowed money;
(e)    judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(f)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral), in each case, in the ordinary course of business and exclusive of obligations for the payment of borrowed money;
(g)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries taken as a whole;
(h)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and
(i)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods.
“Permitted Funding Debt” shall mean Securities Lending Debt, Trading Debt, the aggregate principal amount outstanding of the obligations of the Borrower and its Restricted Subsidiaries to repurchase securities pursuant to Repurchase Agreements, the aggregate amount of the Repurchase Liability, and, in each case, all Guarantees issued by the Borrower or any of its Restricted Subsidiaries in respect of such obligations.
“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing, refunding, renewal, replacement or extension of such Indebtedness (for purposes of this paragraph, the “refinanced debt”); provided that (a) the Indebtedness resulting from such refinancing, refunding, renewal, replacement or extension (for purposes of this paragraph, the “refinancing debt”) shall not have an aggregate principal amount greater than the aggregate principal amount of the refinanced debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated therewith, (b) the refinancing debt has a maturity no earlier than, and a weighted average life to maturity equal to or greater than, the refinanced debt, (c) at the time of such Permitted Refinancing, no Event of Default shall have occurred and be continuing, (d) if the refinanced debt is subordinated in right of payment to the Obligations, then any such refinancing debt shall be subordinated in right of payment to the Obligations, pursuant to a subordination provisions no less beneficial to the Lenders, taken as a whole, then the subordination provisions of such refinanced debt, (e) none of the Borrower or any of its Restricted Subsidiaries that was not an obligor in respect of such refinanced debt shall be an obligor under the refinancing debt and (f) such refinanced debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such refinancing debt is issued, Incurred or obtained.
“Perpetual Preferred Stock” shall mean the 5.625% Series A Cumulative Perpetual Convertible Preferred Stock of the Borrower.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Plan” shall mean any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by the Borrower or any of its ERISA Affiliates or with respect to which the Borrower could be reasonably expected to incur liability (including under Section 4069 of ERISA).
“Platform” shall have the meaning set forth in Section 9.1(c).
“Preferred Stock” shall mean, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation; provided, however, the Perpetual Preferred Stock shall be excluded.
“Premium Prepayment Event” shall have the meaning set forth in Section 2.18.
“Prepayment Date” shall have the meaning set forth in Section 2.18.
“Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to the Borrower, its Affiliates or any of its securities or loans.
“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.
“Refinancing” shall have the meaning specified in Section 3.1(g).
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Repurchase Agreement” shall mean, as of any date of determination, a repurchase agreement entered into by the Borrower or any of its Restricted Subsidiaries from time to time pursuant to which the Borrower or such Restricted Subsidiary shall have sold securities to a third party and has agreed to repurchase such securities at a stated date of maturity that is no more than 90 days from the date of determination, disregarding any rollover, renewal or extension (whether automatic or otherwise) or similar provision stated therein; provided that such repurchase agreement shall have been entered into by the Borrower or such Restricted Subsidiary in the ordinary course of its business.
“Repurchase Liability” shall mean, as of any date of determination, the liability of the Borrower or any of its Restricted Subsidiaries to purchase securities in the market that are identical to those securities it borrowed and sold pursuant to Repurchase Transactions (it being understood that such liability shall be measured based on the then market value of such security).
“Repurchase Transaction” shall mean a repurchase transaction in which the Borrower or any of its Restricted Subsidiaries borrows a security and delivers it to a purchaser and, at a later date, the Borrower or such Restricted Subsidiary purchases the identical security in the market to replace the borrowed security; provided that such transaction shall have been entered into by the Borrower or such Restricted Subsidiary in the ordinary course of its business.
“Required Lenders” shall mean Lenders holding Loans representing more than 50% of the sum of all Loans outstanding at such time.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or applicable Loan Party or such other representative of the Borrower or applicable Loan Party as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.
“Restricted Indebtedness” shall mean the Convertible Notes and any Indebtedness that is subordinated in right of payment to the Obligations.
“Restricted Investment” shall mean an Investment by the Borrower or a Restricted Subsidiary in any Unrestricted Subsidiary or joint venture, other than an Investment that (a) is owned directly by the Borrower or a Guarantor (or, in the case of an Investment in a Person other than a Leveraged Finance Subsidiary, a Restricted Subsidiary), (b) such Investment is not subject to a pledge by the Borrower or a Restricted Subsidiary in favor of any Person (other than pledges to secure the Obligations and Permitted Encumbrances described in clauses (a) and (e) and, except in the case of an Investment in a Leveraged Finance Subsidiary, Liens permitted under Section 6.2(a), (c), (e) or (i)), and (c) there exists no contract or other agreement restricting the pledge by the Borrower or such Restricted Subsidiary of such Investment to secure the Obligations (or requiring the Borrower or such Restricted Subsidiary to obtain consent prior to such pledge), except in the case of a Lien permitted pursuant to the preceding clause (b).
“Restricted Subsidiary” shall mean any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions (currently, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of Ukraine).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Securities Lending Debt” shall mean any Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries consisting of the liability for any borrowed securities to the lender thereof in connection with any Securities Lending Transaction.
“Securities Lending Transaction” shall mean certain offsetting securities lending transactions whereby the Borrower or any of its Restricted Subsidiaries borrows securities from one entity and then lends such securities to another entity (with the Borrower always maintaining a matched book between securities borrowed and securities loaned).
“Senior Notes” shall mean the $63,250,000 in aggregate principal amount of the Borrower’s senior notes due 2021 issued pursuant to the Senior Notes Indenture.
“Senior Notes Indenture” shall mean the Indenture, dated as of October 10, 2014, as supplemented by the First Supplemental Indenture for the Senior Notes, dated as of October 10, 2014, in each case, between the Borrower, as the issuer, and the Senior Notes Trustee.
“Senior Notes Trustee” shall mean The Bank of New York Mellon, as trustee under the Senior Notes Indenture.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, Incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“SPA Signing Date” shall mean the date of the Common Stock Purchase Agreement.
“Stockholders’ Equity” shall mean, as of any date of determination, consolidated stockholders’ equity of the Borrower and its Restricted Subsidiaries as of the then most recent date for which the financial statements required pursuant to Section 5.1(a) or Section 5.1(b), as the case may be, have been delivered, determined in accordance with GAAP; provided that, for purposes of calculating the Debt to Equity Ratio, Stockholders’ Equity (a) shall not take into account assets of, or stockholder equity attributable to, Funds and Fund-Related Entities (and, for the avoidance of doubt, shall not be reduced by the non-controlling interests of such Funds and Fund-Related Entities), except that assets owned by the Borrower or any Restricted Subsidiary that are invested in such Fund or Fund-Related Entity shall be included in Stockholders’ Equity, and (b) shall include the Perpetual Preferred Stock.
“Subject Event of Default” shall mean an Event of Default described in clause (a), clause (b), subclause (ii) of clause (d), clause (g) or clause (h) of Section 7.1.
“Subsidiary” shall mean, with respect to any Person: (a) a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof and (b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). Notwithstanding the foregoing, the term “Subsidiary” shall not include any Fund or Fund-Related Entity.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Third-Party Managed Account” shall mean any third-party account that is managed or administered by the Borrower or any Affiliate thereof.
“Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and its Restricted Subsidiaries at such time (excluding Indebtedness of the type described in clause (e) in respect of undrawn letters of credit and clause (f) of the definition of such term); provided that, for purposes of calculating the Debt to Equity Ratio, (i) Total Debt shall exclude Permitted Funding Debt and the Perpetual Preferred Stock and (ii) to the extent the amount of Indebtedness outstanding under any Permitted Funding Debt exceeds the Fair Market Value of the assets securing such Permitted Funding Debt, Total Debt shall be increased by an amount equal to such excess.
“Trading Debt” shall mean Indebtedness of any Restricted Subsidiary of the Borrower, that engages primarily in the business of proprietary trading, owed to prime brokers that are regulated by FINRA (or equivalent regulatory body in a foreign jurisdiction) (a) the proceeds of which Indebtedness are used solely by such Restricted Subsidiary to purchase securities or other financial instruments (including the financing of the purchase and settlement of securities) in the ordinary course of its business and (b) which Indebtedness is secured only by cash and/or such securities and financial instruments.
“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
“Treasury Rate” shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Prepayment Date to the Maturity Date; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Borrower shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given. The Borrower will (1) calculate the Treasury Rate on the second Business Day preceding the applicable Prepayment Date and (2) prior to such Prepayment Date provide the Administrative Agent and the Lenders with a certificate of a Responsible Officer setting forth the Make-Whole Amount and the Treasury Rate and showing the calculation of each in reasonable detail.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined in accordance with GAAP, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“United States” or “U.S.” shall mean the United States of America.
“Unrestricted Subsidiary” shall mean (a) initially, Healthcare Royalty Management, LLC, Cowen Aviation Finance Holdings Inc., Cowen Aviation Financing Holdings LLC, Cowen Aviation Finance LLC, Cowen Aviation Management Inc. and any of their respective Subsidiaries and (b) any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary in compliance with Section 5.12, and any Subsidiary of such Subsidiary.
“U.S. Investment Advisers” shall have the meaning set forth in Section 4.14.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.14(f)(ii)(C).
“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is ordinarily entitled to vote in the election of the board of directors of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered under to Section 5.1(a); provided that if the Borrower notifies the Lenders and the Administrative Agent that the Borrower wishes to amend any provision in this Agreement that requires compliance with any financial ratio or test, including the Debt to Equity Ratio and the Minimum Liquidity Condition (and, for the avoidance of doubt, the financial ratios or tests set forth in Section 5.12, Sections 6.1(g) and (n) and 6.4(b)(xi)) to eliminate the effect of any change in GAAP on the operation of such financial ratio or test (or if the Required Lenders notify the Borrower that they wish to amend such provisions for such purpose), then the Borrower’s compliance with such financial ratio or test shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such financial ratio or test is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.
Section 1.3    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in New York, New York.
Section 1.4    Calculations. To the extent that any provision of this Agreement requires a calculation prior to the initial date upon which the financial statements required pursuant to Section 5.1(a) or Section 5.1(b), as the case may be, are required to be delivered, such calculation shall be calculated as of the last day of the Financial Year or Fiscal Quarter in respect of which the then-most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, have been filed with the Securities and Exchange Commission.
ARTICLE II.

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1    [Reserved].
Section 2.2    Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans, ratably in proportion to its share of the Commitments, to the Borrower, on the Closing Date, in an aggregate principal amount equal to the Commitments. Amounts paid or prepaid in respect of the Loans may not be reborrowed.
Section 2.3    Procedure for Borrowing. The Borrower shall give the Lenders and the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Borrowing”), prior to 11:00 a.m. three (3) Business Day prior to the requested date of the Borrowing (or such later date and time as agreed by the Lenders in their sole discretion). The Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of the Borrowing and (ii) the date of the Borrowing (which shall be the Closing Date).
Section 2.4    Funding of Borrowing.
(a)    Each Lender will make available each Loan to be made by it hereunder on the Closing Date by the close of business on the Closing Date, by effecting a wire transfer of immediately available amounts to an account designated by the Borrower to the Lenders.
(b)    The Borrowing shall be made by the Lenders on the basis of their respective pro rata share of the Commitments. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.5    Termination of Commitments. The Commitments shall automatically terminate upon the making of the Loans on the Closing Date.
Section 2.6    Repayment of Loans. The outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.
Section 2.7    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s pro rata share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement. Upon request by the Borrower, the Administrative Agent shall make the records available to the Borrower.
(b)    This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender and substantially in the form of Exhibit 2.7. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein.
Section 2.8    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part (together with accrued interest, thereon and any premium payable pursuant to Section 2.18), by giving written notice (or telephonic notice promptly confirmed in writing) to the Lenders and the Administrative Agent no later than three (3) Business Days prior to the date of such prepayment. All prepayments under this Section 2.8 shall be subject to Section 2.18, but otherwise without premium or penalty. Each such notice shall be irrevocable (except that a notice of prepayment may state that such notice is conditioned upon the refinancing of all of the Loans, in which case such notice may be revoked by the Borrower if such condition is not satisfied) and shall specify the proposed date of such prepayment and the principal amount of the Borrowing or portion thereof to be prepaid. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.10(c). Each partial prepayment of any Loan shall be in a principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
Section 2.9    Mandatory Prepayments. In the event that the aggregate principal amount of the Convertible Notes prepaid, repaid, converted into cash or repurchased or acquired by the Borrower or any of its Restricted Subsidiaries for cash (excluding prepayments, repayments, conversions into cash or repurchases or acquisitions by the Borrower or any of its Restricted Subsidiaries made pursuant to Section 6.4(b)(xi) or (xii)) would exceed the sum of (a) $15,000,000 plus (b) the amount of cash received by the Borrower pursuant to the Convertible Note Hedge Transactions, the Borrower shall immediately prepay all of the outstanding Loans in full (together with accrued interest, thereon and any premium payable pursuant to Section 2.18); provided that such prepayment shall not be required in connection with a refinancing of the Convertible Notes with Permitted Convertible Notes Refinancing Indebtedness (as defined below), whether by an exchange of the Convertible Notes or through a repurchase of the Convertible Notes and a new issuance of notes. For purposes of this Section 2.9 only, “Permitted Convertible Notes Refinancing Indebtedness” means Indebtedness issued, Incurred or otherwise obtained in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, Indebtedness in respect of the Convertible Notes (the “refinanced debt”); provided that (i) such Permitted Convertible Notes Refinancing Indebtedness shall not have an aggregate principal amount greater than the aggregate principal amount of the refinanced debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, (ii) the borrower or issuer of such Permitted Convertible Notes Refinancing Indebtedness shall also be the borrower or issuer of such refinanced debt, (iii) the Permitted Convertible Notes Refinancing Indebtedness shall not be guaranteed, (iv) the Permitted Convertible Notes Refinancing Indebtedness shall be unsecured and (v) such refinanced debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Permitted Convertible Notes Refinancing Indebtedness is issued, Incurred or obtained.
Section 2.10    Interest on Loans.
(a)    The Borrower shall pay interest on each Loan at a rate of 7.50% per annum.
(b)    Notwithstanding subsection (a) of this Section 2.10, if an Event of Default has occurred and is continuing the Borrower shall pay interest (“Default Interest”) with respect to the Loans outstanding hereunder, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for the Loans.
(c)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Loans shall be payable semi-annually in arrears on the last Business Day of each June and December and on the Maturity Date. All Default Interest shall be payable on demand.
Section 2.11    Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
Section 2.12    Computation of Interest and Fees. All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.13    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)    impose on any Lender any other condition affecting this Agreement; or
(iii)    subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender, such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered.
(b)    If any Lender shall have determined that on or after the SPA Signing Date any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder or under to a level below that which such Lender or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the policies of such Parent Company with respect to capital adequacy), then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Parent Company for any such reduction suffered.
(c)    A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.13 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.14    Taxes.
(a)    For purposes of this Section 2.14, the term “applicable law” includes FATCA.
(b)    Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.
(c)    In addition, without limiting the provisions of subsection (a) of this Section 2.14, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    The Borrower shall indemnify each Recipient, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent) shall be conclusive, absent manifest error.
(e)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent and the Lenders an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Tax Forms.
(i)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, any Lender or the Administrative Agent), duly executed originals of IRS Form W-9, or any successor form thereto, certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.
(ii)    Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower, the Lenders and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower, any Lender or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete or inaccurate in any respect, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower, any Lender or the Administrative Agent, deliver to the Borrower, the Lenders and the Administrative Agent (in such number of copies as shall be requested by the Borrower, any Lender or the Administrative Agent), whichever of the following is applicable:
(A)    if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;
(C)    if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or
(D)    if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.
(iii)    Each Lender agrees that if any form or certification it previously delivered under this Section 2.14 expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower, the Lenders and the Administrative Agent of its inability to update such form or certification.
(g)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, the Lenders and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, any Lender or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, any Lender or the Administrative Agent as may be necessary for the Borrower, the Lenders and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form, certification or documentation it previously delivered pursuant to this paragraph (g) expires or becomes obsolete or inaccurate in any respect, it shall update such form, certification or documentation or promptly notify the Borrower, the Lenders and the Administrative Agent in writing of its legal inability to do so. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Section 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, premiums, fees or of amounts payable under Section 2.13, Section 2.14 or Section 2.17, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes, except as required by applicable law or as provided in Section 2.14. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.13, 2.14, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans then due and payable hereunder and any premium thereof, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and any premium thereof.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its outstanding Loans that would result in such Lender receiving payment of a greater proportion of its respective portion of the principal amount of the outstanding Loans than the proportion received by any other Lender with respect to their respective portion of the principal amount of outstanding Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of their outstanding Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply) (it being understood that the Initial Lender and its Lender Affiliates shall not be deemed Affiliates of the Borrower for purposes of such provisions). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.16    Mitigation of Obligations. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender (at the request of the Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.13 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.17    [Reserved].
Section 2.18    Prepayment Premium. Notwithstanding any provision to the contrary herein, at the time of the effectiveness of any (a) voluntary prepayment, repayment or refinancing of any Loan or (b) mandatory prepayment of any Loan made pursuant to Section 2.9, in each case prior to the Maturity Date (each, a “Premium Prepayment Event”) (including prepayment of any Loan following the acceleration of the Loans pursuant to Section 7.1 prior to the Maturity Date), the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a premium or fee in an amount equal to (i) in the event that such Premium Prepayment Event is consummated on or prior to the third anniversary of the Closing Date, the greater of (x) the Make-Whole Amount and (y) 2.00% of the aggregate principal amount of such voluntary prepayment, repayment, refinancing or mandatory prepayment, (ii) in the event that such Premium Prepayment Event is consummated after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 2.00% of the aggregate principal amount of such voluntary prepayment, repayment, refinancing or mandatory prepayment, or (iii) in the event that such Premium Prepayment Event is consummated after the fourth anniversary of the Closing Date, 0.00% of the aggregate principal amount of such voluntary prepayment, repayment, refinancing or mandatory prepayment. Such premium or fee shall be earned, due and payable upon the date of such prepayment, repayment, refinancing or mandatory repayment, as the case may be (the “Prepayment Date”).
ARTICLE III.

CONDITIONS PRECEDENT TO LOANS
Section 3.1    Closing Date Borrowing. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
(a)    The Administrative Agent and the Lenders (or their respective counsels) shall have received the following, each of which shall be original, .pdf or facsimile copies or delivered by other electronic method (followed promptly by originals) unless otherwise specified, and each to be in form and substance reasonably satisfactory to the Lenders:
(i)    a counterpart of this Agreement signed by or on behalf of each party hereto;
(ii)    a counterpart of the Guaranty Agreement signed by or on behalf of each of the Loan Party and the Administrative Agent;
(iii)    a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws, partnership agreement or limited liability company agreement, as applicable, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(iv)    certified copies of the articles or certificate of incorporation, certificate of organization, formation or limited partnership, or other registered organizational documents, as applicable, of each Loan Party, together with certificates of good standing or existence (if available in the jurisdiction of organization of the relevant Loan Party), as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;
(v)    a favorable written opinion of (a) Willkie Farr & Gallagher LLP, New York counsel to the Loan Parties, and (b) to the extent reasonably requested by the Lenders, local counsel to the Loan Parties in other jurisdictions that may be relevant to this Agreement or any other Loan Document, in each case, addressed to the Administrative Agent and each of the Lenders, covering such matters relating to the Loan Documents as the Lenders may reasonably request;
(vi)    a certificate, dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the Borrowing, (x) the conditions set forth in paragraphs (b), (c), (e), (f), (g) and (h) of this Section 3.1 shall be satisfied, (y) no Default or Event of Default exists;
(vii)    [reserved];
(viii)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;
(ix)    a certificate, dated the Closing Date and signed by the chief financial officer or treasurer of the Borrower, confirming that the Loan Parties, on a consolidated basis, are Solvent before and after giving effect to the Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;
(x)    the results of a search of the Uniform Commercial Code filings (or equivalent filings), judgment filings and tax filings made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons and in which the chief executive office of each such Person is located, and in such other jurisdictions as may be reasonably required by the Lenders, together with copies of the financing statements (or similar documents) disclosed by such search; and
(xi)    with respect to Indebtedness not permitted to be outstanding pursuant to Section 6.1 or Liens not permitted to be outstanding pursuant to Section 6.2, copies of duly executed payoff letters, in form and substance reasonably satisfactory to the Lenders, executed by each of the existing lenders or the administrative agent thereof, together with (a) UCC-3 or other appropriate termination statements, in form and substance reasonably satisfactory to the Lenders, releasing all liens of the existing lenders upon any of the personal property of the Borrower and its Restricted Subsidiaries, (b) cancellations and releases, in form and substance reasonably satisfactory to the Lenders, releasing all liens of the existing lenders upon any of the real property of the Borrower and its Restricted Subsidiaries, and (c) any other releases, terminations or other documents reasonably required by the Lenders to evidence the payoff of Indebtedness owed to the existing lenders.
(b)    At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default shall exist.
(c)    At the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects).
(d)    The Borrower shall have delivered the required Notice of Borrowing.
(e)    Immediately after giving effect to the Borrowing and the transactions contemplated hereby, the Borrower and its Restricted Subsidiaries shall have no outstanding Indebtedness other than Indebtedness not prohibited by this Agreement.
(f)    The Common Stock Investment shall have been, or substantially concurrently with the Borrowing shall be, consummated.
(g)    The Borrower shall have delivered notice to the Senior Notes Trustee in connection with the satisfaction and discharge of all Indebtedness (including, without limitation, accrued interest and any prepayment premiums) under the Senior Notes (the “Refinancing”)and shall have irrevocably deposited, or substantially concurrently with the Borrowing shall irrevocably deposit, with the Senior Notes Trustee trust funds in an amount sufficient for the satisfaction and discharge of the Senior Notes (including, without limitation, all principal, accrued interest and prepayment premiums with respect thereto), in each case in accordance with the Senior Notes Indenture, and shall have delivered to the Administrative Agent and the Lenders evidence reasonably satisfactory to the Lenders that the Senior Notes shall have been, or substantially concurrently with the Borrowing shall be, satisfied and discharged in accordance with the Senior Notes Indenture.
(h)    Since the SPA Signing Date to the Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute, or would reasonably be expected to have, a Material Adverse Effect.
Section 3.2    Representations. The Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (b), (c), (e), (f), (g) and (h) of Section 3.1.
Section 3.3    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent and the Lenders with sufficient counterparts or copies for the Administrative Agent and each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Lenders.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1    Incorporation by Reference. Each representation and warranty set forth in Sections 3.01 (Due Authorization and Good Standing of the Company), 3.02 (Good Standing of Subsidiaries), 3.03 (Capitalization), 3.06 (Governmental Approvals), 3.07 (Authorization of the Shares), 3.09 (Reports), 3.10 (Financial Statements; No Undisclosed Liabilities; Controls); 3.11 (No Material Adverse Change in Business); 3.12 (Taxes); 3.13 (Absence of Proceedings), 3.14 (Compliance with Laws), 3.15 (Permits), 3.18 (State Takeover Laws), 3.19 (Insurance), 3.20 (No Broker’s Fees), 3.21 (No General Solicitation; No Integrated Offering), 3.22 (Material Contracts), 3.24 (No Section 382 Limitation), 3.25 (Intellectual Property) and 3.26 (Title to Property and Assets) of the Common Stock Purchase Agreement (each of which is hereby incorporated by reference, as if fully set forth herein, with references to the “Company” meaning references to the “Borrower”, and references to the “Investor” meaning references to the “Initial Lender”, and references to “this Agreement” or the “Transaction Agreements” meaning references to “this Agreement” and the “Loan Documents”) is true and correct on and as of the date hereof.
Section 4.2    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Restricted Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens (if any) created under the Loan Documents, except in each case, where such failure, violation or creation of a Lien, has not and would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 4.4    Environmental Matters. Except for the matters that could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.
Section 4.5    Compliance with Agreements. The Borrower and each of its Restricted Subsidiaries is in compliance with all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, has not and could not reasonably be expected to result in a Material Adverse Effect.
Section 4.6    Margin Regulations.
None of the proceeds of any of the Loans will be used, directly or indirectly, (a) for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U, (b) for the purpose of reducing or retiring any Indebtedness that was originally Incurred to “purchase” or “carry” any “margin stock” or for any other purpose that could cause any portion of such proceeds to be considered “purpose credit” within the meaning of Regulation T, Regulation U or Regulation X or (c) for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock”.
Section 4.7    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Restricted Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made; it being understood and agreed that such projections are as to future events and are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections may differ significantly from the project results, and that no assurance can be given that the projected results will be realized.
Section 4.8    Labor Relations. Except as could not reasonably be expected to result in a Material Adverse Effect, there are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Restricted Subsidiaries, or, to the Borrower’s knowledge, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Restricted Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority, except as such has not and could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Restricted Subsidiary, except where the failure to do so has not and could not reasonably be expected to have a Material Adverse Effect.
Section 4.9    Subsidiaries. Schedule 4.9 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of, the Borrower and the other Loan Parties and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date.
Section 4.10    Solvency. As of the date hereof, after giving effect to transactions contemplated hereby and the Common Stock Investment, including the making of the Loans under this Agreement on the date hereof, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
Section 4.11    Patriot Act. Neither any Loan Party nor any of its Restricted Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any of its Restricted Subsidiaries is in violation in any material respect of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the applicable provisions of the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 4.12    Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the recitals hereof.
Section 4.13    Broker-Dealer Subsidiaries. As of the SPA Signing Date, Cowen and Company LLC, ATM Execution LLC (formerly Cowen Capital LLC) and Cowen Prime Services LLC (f/k/a Concept Capital Markets) are the only Broker-Dealer Subsidiaries of the Borrower. Each of the Broker-Dealer Subsidiaries is registered as a broker-dealer with the Securities and Exchange Commission and under the laws of all fifty U.S. states, the District of Columbia and Puerto Rico, is a member of FINRA and the New York Stock Exchange, and, in each case, is in compliance with all applicable laws, rules, regulations, orders, by-laws and similar requirements in connection with such registrations and memberships, including without limitation Rule 15c3-1 under the Exchange Act, except where the failure to be so registered, such a member or in such compliance has not had and would not reasonably be expected to have a Material Adverse Effect.
Section 4.14    Investment Advisors. As of the SPA Signing Date, Ramius LLC, Ramius Trading Strategies LLC, Ramius Advisors LLC, Healthcare Royalty Management, LLC, Cowen Advisors, LLC and TriArtisan Capital Advisors LLC are the only U.S. investment adviser Subsidiaries of the Borrower (the “U.S. Investment Advisers”). Each of the U.S. Investment Advisers is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or is exempt from registration under such act and under the laws of all fifty states, the District of Columbia and Puerto Rico, and is in compliance with all applicable laws, rules, regulations, orders and similar requirements in connection therewith, except where the failure to be so registered or in such compliance therewith has not had and would not reasonably be expected to have a Material Adverse Effect. As of the SPA Signing Date, Ramius UK Ltd is an investment adviser registered in the United Kingdom with the Financial Services Authority, and is in compliance in all material respects with all applicable laws, rules, regulations, orders and similar requirements applicable to it except where the failure to be so registered or in such compliance therewith has not had and would not reasonably be expected to have a Material Adverse Effect.
Section 4.15    Sanctions; Anti-Corruption. The Borrower has implemented and maintained in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
Section 4.16    Benefit Plans.
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.
(b)    To the extent applicable, each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities except where the failure to comply or be maintained in good standing could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that could reasonably be expected to have a Material Adverse Effect.
Section 4.17    Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is required to register as an “investment company” under (and as defined in) the Investment Company Act of 1940, as amended and in effect from time to time.
ARTICLE V.

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent Obligations for which no claim has been asserted) remains unpaid or outstanding:
Section 5.1    Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and the Lenders:
(a)    as soon as available and in any event within 90 days after the end of each Fiscal Year, (i) a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit (other than as a result of, or with respect to, an upcoming maturity date under this Agreement occurring within one year from time such opinion is delivered)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(b)    as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, (i) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year and (ii) supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(c)    concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section 5.1 (other than the financial statements for the fourth Fiscal Quarter of each Fiscal Year delivered pursuant to subsection (b) of this Section 5.1), a Compliance Certificate signed by the principal executive officer, treasurer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(e)    promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and
(f)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request.
So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a)(i) and (b)(i) above by (x) delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and the Lenders shall have provided to the Borrower from time to time or (y) giving the Administrative Agent and the Lenders notice that copies of the Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, have been filed with the Securities and Exchange Commission and have been posted to the website sec.gov.
Section 5.2    Notices of Material Events. The Borrower will furnish to the Administrative Agent and the Lenders prompt, and in any event with respect to clause (a) below within five (5) Business Days, written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Restricted Subsidiaries which has had or could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any event or any other development by which the Borrower or any of its Restricted Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect;
(d)    promptly and in any event within 15 days after (i) the Borrower or any of its Restricted Subsidiaries, or any their respective ERISA Affiliates knows or has reason to know that any ERISA Event has occurred that could reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Restricted Subsidiary or, to the knowledge of the Borrower, such ERISA Affiliate from the PBGC, any other governmental agency or any Multiemployer Plan with respect thereto, and (ii) becoming aware (A) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (B) of the existence of any Withdrawal Liability, (C) of the adoption of, or the commencement of contributions to, any Plan by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates, or (D) of the adoption of any amendment to a Plan which results in a material increase in contribution obligations of the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates, in the case of each of clauses (A) through (D) to the extent such occurrence or action could reasonably be expected to result in a Material Adverse Effect, a detailed written description thereof from the chief financial officer of the Borrower;
(e)    the occurrence of any default or event of default, or the receipt by the Borrower or any of its Restricted Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries;
(f)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice or other document delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
Section 5.3    Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, except for noncompliance that could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.
Section 5.4    Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA, OSHA, Investment Advisors Act and the Commodities Exchange Act, except for noncompliance that could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designated to promote compliance in all material respects by the Borrower and its Subsidiaries and the respective directors, officers and employees of the foregoing with Anti-Corruption Laws and applicable Sanctions.
Section 5.5    Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its Federal, state and other material taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6    Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.
Section 5.7    Visitation and Inspection. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its Responsible Officers, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required and the Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representative of the Administrative Agent or any Lender to discuss its affairs, finances and accounts with its independent certified public accountants; provided, further, that the Administrative Agent and the Lenders, collectively, shall be limited to one visit and inspection per Fiscal Year unless an Event of Default has occurred and is continuing.
Section 5.8    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies, which are not Affiliates of the Borrower, insurance with respect to its properties and business, and the properties and business of its Restricted Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and will, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Restricted Subsidiaries in accordance with this Section 5.8.
Section 5.9    Use of Proceeds. The Borrower will use the proceeds of all Loans only for the purposes specified in the recitals hereof. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. The Borrower will not request the Borrowing, and the Borrower shall not use, and shall procure that the Loan Parties and the Borrower’s or Loan Party’s respective directors, officers, employees and agents shall not use, the proceeds of the Borrowing (a) as an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto (including any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise).
Section 5.10    Federal Reserve Regulations. If requested by any Lender, each Loan Party will furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of FR Form G 3 or FR Form U 1, as applicable, referred to in Regulation U.
Section 5.11    Senior Notes. The Borrower shall ensure that amounts deposited with the Senior Notes Trustee on or prior to the Closing Date shall be applied, within 60 days after the Closing Date, toward the Refinancing, and the Refinancing shall be consummated within 60 days after the Closing Date.
Section 5.12    Designation of Restricted and Unrestricted Subsidiaries.
(a)    On the Closing Date, all of the Subsidiaries of the Borrower shall be Restricted Subsidiaries other than Healthcare Royalty Management, LLC , Cowen Aviation Finance Holdings Inc., Cowen Aviation Finance Holdings LLC, Cowen Aviation Finance LLC and Cowen Aviation Management Inc., which shall be Unrestricted Subsidiaries unless and until otherwise designated by the Borrower’s board of directors; provided, however, the conditions set forth in clauses (i) through (iv) below shall be satisfied as of the Closing Date with respect to such Subsidiaries. The board of directors of the Borrower may designated any Restricted Subsidiary that is an Aviation Subsidiary or a Leveraged Finance Subsidiary to be an Unrestricted Subsidiary; provided that, at the time of designation, the following conditions are satisfied:
(i)    any Guarantee by the Borrower or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed to be an Incurrence of Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, at the time of such designation, and such designation shall only be permitted if such Incurrence of Indebtedness is permitted under Section 6.1;
(ii)    such Subsidiary does not, directly or indirectly, hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Borrower or any Restricted Subsidiary;
(iii)    neither the Borrower nor any of its Restricted Subsidiaries shall at any time be directly or indirectly liable for any Material Indebtedness that permits the holder thereof to (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness of such Unrestricted Subsidiary (including the right to take enforcement action against such Unrestricted Subsidiary);
(iv)    none of the holders of the Indebtedness of the Subsidiary being so designated shall have recourse against the Borrower or any of its Restricted Subsidiaries with respect to such Indebtedness;
(v)    no Default or Event of Default would be in existence following such designation; and
(vi)    the Borrower shall be in compliance on a pro forma basis after giving effect to such designation with the Minimum Liquidity Condition and the Borrower and its Restricted Subsidiaries shall have a Debt to Equity Ratio on a pro forma basis after giving effect to such designation of no greater than 1.00:1.00.
(b)    Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be evidenced by the Borrower providing the Administrative Agent and the Lenders with a resolution of the Borrower’s board of directors giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the preceding conditions and was permitted under this Agreement. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clauses (ii) and (iii) of Section 5.12(a), it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement, and any Indebtedness or Liens on the property of such Subsidiary shall be deemed to be Incurred or made by a Restricted Subsidiary as of such date, and if such Indebtedness or Liens are not permitted to be Incurred or made as of such date under this Agreement, the Borrower shall be in default under this Agreement.
(c)    The board of directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that at the time of such designation the following conditions are satisfied:
(i)    such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 6.1;
(ii)    all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation must be permitted under Section 6.2;
(iii)    no Default or Event of Default is in existence following such designation; and
(iv)    the Borrower shall be in compliance on a pro forma basis after giving effect to such designation with the Minimum Liquidity Condition and the Borrower and its Restricted Subsidiaries shall have a Debt to Equity Ratio on a pro forma basis after giving effect to such designation of no greater than 1.00:1.00.
(d)    Any Subsidiary of an Unrestricted Subsidiary designated as an Unrestricted Subsidiary in accordance with this Section 5.12 shall automatically be deemed to be an Unrestricted Subsidiary.
Section 5.13    Further Assurances. The Borrower will, and will cause each of its Restricted Subsidiaries to, execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents. The Borrower will cause any Restricted Subsidiary of the Borrower (other than any Excluded Subsidiary) acquired or organized after the SPA Signing Date to become a Guarantor by executing the Guaranty Agreement (or, in the case of any Restricted Subsidiary acquired or organized after the Closing Date, by executing a supplement to the Guaranty Agreement in favor of the Administrative Agent within 30 days of the acquisition or creation thereof, or such longer time period as the Required Lenders shall approve in their sole discretion). In the event that any Restricted Subsidiary (the “Guaranteeing Restricted Subsidiary”) that is not a Guarantor, directly or indirectly, Guarantees any Indebtedness of the Borrower or any other Restricted Subsidiary (the “Other Restricted Subsidiary”), the Guaranteeing Restricted Subsidiary shall, within 10 days thereafter, become a Guarantor (subject to the terms and limitations of the Guaranty Agreement) by executing a supplement to the Guaranty Agreement in favor of the Administrative Agent, which Guarantee shall rank equally in right of payment with the Guaranteeing Restricted Subsidiary’s Guarantee of the Borrower’s or Other Restricted Subsidiary’s Indebtedness (unless such Indebtedness is subordinated in right of payment to the Obligations, in which case the Guarantee of the Indebtedness of the Borrower or Other Restricted Subsidiary shall be subordinated to the Guarantee of the Obligations to the same extent as the Indebtedness of the Borrower or Other Restricted Subsidiary is subordinated to the Obligations). Any Guarantee provided pursuant to this Section 5.13 shall be automatically released when such Indebtedness of the Borrower or Other Restricted Subsidiary is no longer outstanding or the Guarantee of such Indebtedness of the Borrower or Other Restricted Subsidiary is released or terminated, in each case, other than as a result of a payment thereon by the Guaranteeing Restricted Subsidiary.
Section 5.1    [Post Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to, satisfy the requirements set forth in Schedule 5.14 on or before the date specified for such requirements, in each case as such date may be extended at the sole discretion of the Required Lenders.]
ARTICLE VI.

NEGATIVE COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent Obligations for which no claim has been asserted) remains outstanding:
Section 6.1    Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness created pursuant to the Loan Documents;
(b)    Indebtedness of the Borrower and its Restricted Subsidiaries existing on the SPA Signing Date and set forth on Schedule 6.1 and any Permitted Refinancing thereof;
(c)    Indebtedness of the Borrower or any of its Restricted Subsidiaries under Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $50,000,000 and (ii) an amount equal to 2.0% of Adjusted Total Assets determined at the time of Incurrence;
(d)    Indebtedness of the Borrower or any of its Restricted Subsidiaries Incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is Incurred prior to or within 180 days after such acquisition or the completion of such construction or improvements), and any Permitted Refinancing thereof; provided that the aggregate principal amount at any time outstanding of such Indebtedness does not exceed the greater of (i) $20,000,000 and (ii) an amount equal to 1.0% of Adjusted Total Assets determined at the time of Incurrence;
(e)    Indebtedness of the Borrower or any of its Restricted Subsidiaries owing to and held by the Borrower or any other Restricted Subsidiary; provided, however, that any event that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower (except for any pledge of such Indebtedness until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this paragraph (e);
(f)    (i) Guarantees by the Borrower or any Restricted Subsidiary of any Indebtedness of any Restricted Subsidiary; provided that such Indebtedness was Incurred in accordance with this Section 6.1, and (ii) a Guarantee by any Restricted Subsidiary of any Indebtedness of the Borrower, provided that (x) such Indebtedness was Incurred in accordance with this Section 6.1 and (y) if such Restricted Subsidiary is not a Guarantor at the time such Guarantee was provided, then such Restricted Subsidiary concurrently Guarantees the Obligations in accordance with Section 5.13;
(g)    Acquired Indebtedness of any Person Incurred by the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that (i) no Event of Default shall have occurred and be continuing as of the date of the Incurrence of such Acquired Indebtedness or as a result of such Incurrence and (ii) as of the date of the Incurrence of such Acquired Indebtedness, after giving pro forma effect to the Incurrence thereof, (x) the Borrower shall be in compliance with the Minimum Liquidity Condition and (y) the Borrower and its Restricted Subsidiaries shall have a Debt to Equity Ratio of no greater than 1.00:1.00;
(h)    Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of customary “springing recourse” or “bad boy” Guarantees with respect to real estate financing transactions entered into by any of their respective Subsidiaries that are Restricted Subsidiaries consistent with past practices of the Borrower; provided that such Guarantee is non-recourse to the Borrower or any of its Restricted Subsidiaries other than with respect to losses resulting from customary “bad acts” of the Borrower or such Restricted Subsidiary;
(i)    Hedging Obligations of the Borrower or any of its Restricted Subsidiaries Incurred in the ordinary course of business for the purpose of managing risks and returns associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated to be held by the Borrower or such Restricted Subsidiary, or changes in the value of securities issued by the Borrower or such Restricted Subsidiary, and not for speculative purposes;
(j)    Permitted Funding Debt;
(k)    Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business, or assets or Capital Stock of a Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, or assets or Capital Stock of a Subsidiary for the purpose of financing such acquisition); provided that the extent to which the maximum liability of the Borrower and its Restricted Subsidiaries in respect of all such Indebtedness in connection with any disposition exceeds the gross proceeds actually received by the Borrower or any Restricted Subsidiary, including the Fair Market Value of non-cash proceeds, shall not constitute Indebtedness permitted by this Section 6.1(k);
(l)    Indebtedness of the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued for their account in the ordinary course of business with respect to trade payables relating to the purchase of property by such Persons and other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptances, completion guarantees or similar instruments issued in the ordinary course of business of the Borrower or any Restricted Subsidiary, including letters of credit or similar instruments pursuant to health, disability and other employee benefits, property, casualty or liability insurance or self-insurance and workers’ compensation obligations; provided that, in each case, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 15 days following such drawing or Incurrence; and provided, further, that such Indebtedness is not in connection with the borrowing of money or the obtaining of advances;
(m)    (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of the Incurrence thereof and (ii) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;
(n)    Indebtedness of the Borrower or its Restricted Subsidiaries up to an aggregate principal amount such that, after giving pro forma effect to the Incurrence thereof, (x) the Borrower shall be in compliance with the Minimum Liquidity Condition and (y) the Borrower and its Restricted Subsidiaries shall have a Debt to Equity Ratio of no greater than 1.00:1.00; provided that (i) as of the date of Incurrence of such Indebtedness no Event of Default shall have occurred and be continuing or would result therefrom and (ii) if such Incurrence (together with any and all related Incurrences) is in an aggregate principal amount of $15,000,000 or more, the Borrower shall have previously delivered to the Administrative Agent and the Lenders a certificate of the chief financial officer of the Borrower certifying as to the foregoing and containing reasonably detailed calculations;
(o)    Indebtedness constituting reimbursement obligations in respect of letters of credit issued on behalf of any Restricted Subsidiary engaged in the insurance business in the ordinary course of such Restricted Subsidiary’s business; provided that, in each case, upon the drawing of such letters of credit, such obligations are reimbursed within 15 days following such drawing; and provided, further, that such Indebtedness is not in connection with the borrowing of money or the obtaining of advances; and
(p)    additional Indebtedness of the Borrower or its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $15,000,000 and (ii) an amount equal to 1.0% of Adjusted Total Assets determined at the time of Incurrence.
Section 6.2    Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a)    Permitted Encumbrances;
(b)    Liens securing Indebtedness and other obligations under Credit Facilities in an aggregate amount not to exceed the amount permitted to be incurred pursuant to Section 6.1(c);
(c)    Liens on any property or asset of the Borrower or any of its Restricted Subsidiaries existing on the SPA Signing Date and set forth on Schedule 6.2; provided that such Liens shall not apply to any other property or asset of the Borrower or any of its Restricted Subsidiaries;
(d)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness Incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 6.1(d), (ii) any such Lien attaches to such asset concurrently or within 180 days after the acquisition or the completion of the construction or improvements thereof, (iii) any such Lien does not extend to any other asset of the Borrower or its Restricted Subsidiaries, and (iv) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital assets and the Fair Market Value of such fixed or capital asset at the time of acquisition or completion of the construction or improvement thereof;
(e)    Liens securing Acquired Indebtedness Incurred in accordance with Section 6.1(g), provided that:
(i)    such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary of the Borrower and were not granted in connection with, or in anticipation of, the Incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary of the Borrower, and
(ii)    such Liens do not extend to or cover any property or assets of the Borrower or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower;
(f)    any Lien arising in connection with Permitted Funding Debt Incurred by the Borrower or any of its Restricted Subsidiaries; provided that such Liens do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries other than the securities related to the Permitted Funding Debt transaction;
(g)    banker’s Liens, rights of set off and similar Liens with respect to cash and cash equivalents on deposit in one or more bank or prime broker accounts in the ordinary course of business and Liens on cash accounts securing Indebtedness Incurred pursuant to Section 6.1(m)(ii) (exclusive of obligations for the payment of borrowed money);
(h)    Liens securing Hedging Obligations permitted under this Agreement or clearing, depository, regulated exchange or settlement activities in respect thereof;
(i)    extensions, renewals, or replacements of any Lien referred to in subsections (a), (b), (c), (d), (e) and (k) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;
(j)    Liens on cash, securities or financial instruments securing Indebtedness Incurred pursuant to Section 6.1(o); and
(k)    other Liens securing Indebtedness with respect to property or assets with an aggregate Fair Market Value (valued at the time of creation thereof) not to exceed at any time $7,500,000.
Section 6.3    Fundamental Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing:
(a) the Borrower may merge or consolidate with a Person if (i) the Borrower is the surviving Person and (ii) after giving pro forma effect to the transaction, (x) the Borrower shall be in compliance with the Minimum Liquidity Condition and (y) the Borrower and its Restricted Subsidiaries shall have a Debt to Equity Ratio of no greater than 1.00:1.00;
(b) any Restricted Subsidiaries may merge or consolidate with a Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another Person; provided that:
(i) the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (including by merger) is less than or equal to $35,000,000; or
(ii) after giving pro forma effect to such transaction, (x) the Borrower and its Restricted Subsidiaries receive consideration at the time of such transaction at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (including by merger), (y) the Borrower shall be in compliance with the Minimum Liquidity Condition and (z) the Borrower and its Restricted Subsidiaries shall have a Debt to Equity Ratio of no greater than 1.00:1.00;
(c) any Restricted Subsidiary may merge or consolidate with a Person in connection with the acquisition thereof, so long as such Restricted Subsidiary is the surviving Person or the Person surviving such merger shall, after giving effect to such acquisition, be a Restricted Subsidiary;
(d) any Restricted Subsidiary may merge into another Restricted Subsidiary; provided that if any party to such merger is a Guarantor, the Guarantor shall be the surviving Person;
(e) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Guarantor; and
(f) any Restricted Subsidiary (other than a Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
Section 6.4    Restricted Payments.
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (each of the actions set forth in clauses (i) through (iv) below being referred to as a “Restricted Payment”):
(i)    declare or pay any dividend or make any other payment or distribution with respect to any of the Borrower’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) or to the direct or indirect holders of the Borrower’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Borrower or (y) to the Borrower or a Restricted Subsidiary);
(ii)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) any Equity Interests of the Borrower held by any Person (other than by a Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary (other than by the Borrower or another Restricted Subsidiary);
(iii)    make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Restricted Indebtedness; or
(iv)    make any Restricted Investment.
(b)    Notwithstanding the foregoing, the provisions set forth in Section 6.4(a) shall not prohibit:
(i)    the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;
(ii)    any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Borrower (other than the Common Stock Investment) or a substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests (other than Disqualified Stock) of the Borrower; provided that the amount of any such net cash proceeds that are utilized for such Restricted Payment shall be excluded from clause (ii) of the definition of “Available Basket Amount”;
(iii)    the redemption, repurchase, defeasance or other acquisition or retirement for value of Restricted Indebtedness in exchange for or with the net cash proceeds from a substantially concurrent Incurrence (other than to a Subsidiary of the Borrower) of Indebtedness constituting a Permitted Refinancing thereof; provided that, in the case of a redemption, repurchase, defeasance or other acquisition or retirement for value of the Convertible Notes, such Indebtedness shall comply with the provisions of “Permitted Convertible Notes Refinancing Indebtedness” as set forth in Section 2.9;
(iv)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the redemption, repurchase, retirement, defeasance or other acquisition by the Borrower of Equity Interests of the Borrower held by future, present or former officers, directors, employees, managers and consultants of the Borrower or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such officers, directors, employees, managers or consultants or termination of their seat on the board of the Borrower; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $3,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $6,000,000 in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(A)    the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from sales of Equity Interests (other than Disqualified Stock) of the Borrower to officers, directors, employees, managers or consultants of the Borrower and any of its Restricted Subsidiaries that occur after the Closing Date (provided that the amount of any such cash proceeds that are utilized for Restricted Payments pursuant to this Section 6.4(b)(iv) shall be excluded from clause (ii) of the definition of “Available Basket Amount”); plus
(B)    the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date; less
(C)    the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this Section 6.4(b)(iv), provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) of this Section 6.4(b)(iv) in any calendar year;
(v)    repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represents a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities;
(vi)    repurchases or withholding of Equity Interests to satisfy any taxes due by (including amounts required to be withheld from) current and former employees of the Borrower and its Restricted Subsidiaries in connection with the exercise, vesting or settlement of equity-based compensation awards, including stock options, warrants, restricted stock, restricted stock units, stock appreciation rights, and other convertible or exchangeable securities;
(vii)    payments of cash in lieu of issuing fractional shares upon the exercise of options or warrants or the exchange or conversion of any securities, provided that such payment shall not be for the purpose of evading the limitations of this Section 6.4 (as determined by the board of directors of the Borrower in good faith);
(viii)    the payment of any dividend by a Restricted Subsidiary of the Borrower to all holders of its Equity Interests on a pro rata basis;
(ix)    the declaration and payment of (i) scheduled dividends to holders of the Perpetual Preferred Stock outstanding and as required to be made as of the SPA Signing Date or (ii) dividends to holders of any Preferred Stock of any Restricted Subsidiary incurred in accordance with Section 6.1;
(x)    to the extent required by the agreement or the certificate of designation, as the case may be, governing such Restricted Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change in Control (or other similar event described therein as a “change of control”), but only if the Borrower shall have (A) in the case of the Convertible Notes, first complied with the terms of Section 2.9 or (B) in the case of any other Restricted Indebtedness or any Disqualified Stock or Preferred Stock, first prepay all of the outstanding Loans in full, together with accrued interest thereon and any premium payable pursuant to Section 2.18, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Restricted Indebtedness, Disqualified Stock or Preferred Stock;
(xi)    Restricted Payments in an aggregate amount not to exceed the Available Basket Amount; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving pro forma effect to the making of such Restricted Payment, the Borrower shall be in compliance with the Minimum Liquidity Condition and (iii) if such Restricted Payments (together with any and all related Restricted Payments) are in an aggregate amount of $10,000,000 or more, the Borrower shall have previously delivered to the Administrative Agent and the Lenders a certificate of the chief financial officer of the Borrower certifying as to the foregoing and containing reasonably detailed calculations;
(xii)    (i) repurchases, redemptions or acquisitions of class A common stock of the Borrower, (ii) prepayments conversions into cash or repurchases or acquisitions of Convertible Notes and (iii) Restricted Investments in an aggregate amount not to exceed $50,000,000; provided that (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) with respect to clauses (i) and (ii), such repurchased, redeemed, acquired, or converted class A common stock or Convertible Notes shall be retired and cancelled; and
(xiii)    additional Restricted Payments in an aggregate amount not to exceed $10,000,000; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom.
(c)    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.
Section 6.5    Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transaction or series of related transactions, in each case with an aggregate value in excess of $10,000,000 with any of its Affiliates, except: (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among Loan Parties not involving any other Affiliates; (c) the payment of reasonable and customary fees, expenses and indemnities to members of the board of directors; (d) customary employee compensation (including severance) arrangements; (e) transactions permitted pursuant to this Agreement; and (f) payments by the Borrower and its Restricted Subsidiaries pursuant to customary tax sharing agreements by or among the Borrower and its Restricted Subsidiaries (or any combination thereof).
Section 6.6    Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Restricted Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Restricted Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Restricted Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Restricted Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to such assets or the Restricted Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement that, taken as a whole, are no more restrictive with respect the Borrowers and the Restricted Subsidiaries than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof and (v) the foregoing shall not apply to customary restrictions and conditions contained in joint venture agreements and other similar agreements applicable solely to such joint venture or similar Person and the Equity Interests therein.
Section 6.7    Amendment to Material Documents. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders or the Loan Parties under (a) its certificate of incorporation, bylaws or other organizational documents (excluding joint venture agreements and other similar agreements) or (b) any document governing Restricted Indebtedness.
Section 6.8    Government Regulation. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by any Lender or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.
ARTICLE VII.

EVENTS OF DEFAULT
Section 7.1    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any premium, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount described under subsection (a) of this Section 7.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Loan Parties in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report or financial statement submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)    the Borrower shall fail to observe or perform any covenant or agreement contained in (i) Section 5.1 or  5.2 and such failure shall remain unremedied for three (3) Business Days or (ii) Section 5.3 (solely with respect to the Borrower’s legal existence) or Article VI; or
(e)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section 7.1) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(f)    (i) the Borrower or any of its Restricted Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
(g)    the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Restricted Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)    the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(j)    (i) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (iii) there is or arises any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect; or
(k)    any judgment or order for the payment of money in excess of $15,000,000 in the aggregate (except to the extent covered by insurance as to which the insurer has not disputed coverage) shall be rendered against the Borrower or any of its Restricted Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(l)    any non-monetary judgment or order shall be rendered against the Borrower or any of its Restricted Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)    a Change in Control shall occur or exist; or
(n)    (i) any provision of the Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party (other than in accordance with its terms); provided that no Event of Default shall occur under this clause (i) so long as (x) such Loan Party (together with its Subsidiaries that are Restricted Subsidiaries) generated less than 2.5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four Fiscal Quarter period most recently ended for which the financial statements required pursuant to Section 5.1(a) or Section 5.1(b), as the case may be, have been delivered and owned less than 2.5% of the consolidated assets of the Borrower and its Restricted Subsidiaries as of the last day of such four Fiscal Quarter period and (y) such Loan Party is working diligently to remedy the circumstances which caused the provisions of the Guaranty Agreement to cease to be valid, binding and enforceable, or (ii) any Loan Party shall deny in writing that it has any further liability under the Guaranty Agreement (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents), or (iii) any Loan Party shall seek to terminate its obligation under the Guaranty Agreement;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Required Lenders may, and the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder (including any fees and applicable premiums), to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all premiums, fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII.

THE ADMINISTRATIVE AGENT
Section 8.1    Appointment of the Administrative Agent. Each Lender irrevocably appoints [             ] as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party.
Section 8.2    Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
Section 8.3    Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 8.4    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 8.5    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 8.6    The Administrative Agent in its Individual Capacity. The bank or other institution serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender (to the extent it actually is a Lender) as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity (to the extent it actually is a Lender). The bank or other institution acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 8.7    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Subject Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be [a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000].
(b)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
Section 8.8    Withholding Tax.
(a)    To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
(b)    Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
Section 8.9    Administrative Agent May File Proofs of Claim.
(a)     (i) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal, interest, premiums and fees owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.3) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 8.10    Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.
ARTICLE IX.

MISCELLANEOUS
Section 9.1    Notices.
(a)    Written Notices.
Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Cowen Group, Inc. 599 Lexington Avenue New York, New York 10022 Attention: Edward Zilnicki Telecopy Number: (212) 201-4840

and

Attention: Owen Littman
Telecopy Number: (212) 201-4840]

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: David K. Boston Telecopy Number: (212) 728-9625
and
Attention: P. Joshua Deason
Telecopy Number: (212) 728-9631

To the Initial Lender:	[ ]

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 30/F, Tower 2
China World Trade
Beijing, China 100004
Attention: Peter Huang
Telecopy Number: +86 10 6535 5599

To the Administrative Agent:	[ ]

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender
(i)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section.
(ii)    Any agreement of the Administrative Agent or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice, except in the case of gross negligence or willful misconduct. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent and such Lender to be contained in any such telephonic or facsimile notice.
(b)    Electronic Communications.
(i)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless such Lender and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information.
(d)    Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including Unites States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Affiliates or any of their securities or loans for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
Section 9.2    Waiver; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)    No amendment or waiver of any provision of this Agreement or of the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(i)    increase the Commitment of any Lender without the written consent of such Lender;
(ii)    reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any premiums or fees payable hereunder, without the written consent of each Lender affected thereby;
(iii)    postpone the date fixed for any payment of any principal of, or interest on, any Loan or any premiums or fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;
(iv)    change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
(v)    change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
(vi)    release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under the Guaranty Agreement guaranteeing any of the Obligations, without the written consent of each Lender; or
(vii)    release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.
(c)    The Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.
Section 9.3    Expenses; Indemnification.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates and one outside counsel for the Lenders, in connection with any amendments, modifications or waivers of the Loan Documents (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates and the Lenders and to the extent reasonably necessary of a single local counsel to the Administrative Agent and its Affiliates and the Lenders in each appropriate jurisdiction (which may, if reasonably necessary, include a single special counsel acting in multiple jurisdictions) and (ii) all documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel) incurred by the Administrative Agent and the Lenders and of a single local counsel to the Administrative Agent and the Lenders in each appropriate jurisdiction (which may, include a single special counsel acting in multiple jurisdictions) and in the event of an actual or perceived conflict of interest, of additional counsel to the affected parties, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (i) determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (ii) arising from any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Affiliates (it being understood that the Initial Lender and its Lender Affiliates shall not be deemed Affiliates of the Borrower for purposes of this subsection) and that is brought by an Indemnitee against another Indemnitee (other than a claim, litigation, investigation or proceeding against a party hereto in its capacity or in fulfilling its role as an Administrative Agent, arranger or similar role under this Agreement). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Platform, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under subsection (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, as the case may be, such Lender’s pro rata share (in accordance with its respective portion of the outstanding Loans determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any Loan or the use of proceeds thereof.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 9.4    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsections (b) or (c) of this Section, (ii) by way of participation in accordance with the provisions of subsection (e) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Agreement (including subsection (c) of this Section 9.14, but, for the avoidance of doubt, excluding this subsection (b)), prior to the second anniversary of the Closing Date (the “Second Anniversary”), no Lender will be permitted to assign any portion of its rights and obligations under this Agreement (including any portion of its Loans owing to it) unless such assignment has been consented to by the Borrower, in its sole discretion; provided that such consent shall not be required if a Subject Event of Default has occurred and is continuing at the time of such assignment or such assignment is to a Lender, a Lender Affiliate or an Approved Fund of such Lender.
Notwithstanding the foregoing, any Lender may (or a group of Lenders acting together) deliver a notice (an “Assignment Proposal”) to the Borrower of the proposed material terms of an assignment (which such notice shall, at a minimum, include price) of all or any portion of the Loans held by such Lender or Lenders, such assignment to be effective on or after the Second Anniversary (it being understood and agreed that such Assignment Proposal may be delivered to the Borrower prior to the Second Anniversary so that the applicable Placement Period is completed anytime on or after the Second Anniversary but that no resulting assignment may be required to be effected prior to the Second Anniversary). Following the delivery of any such Assignment Proposal (or a Renewed Assignment Proposal), the Borrower will have the relevant Placement Period to place the Loans covered by such Assignment Proposal or Renewed Assignment Proposal, as applicable, on terms consistent with those set forth in the Assignment Proposal or Renewed Assignment Proposal, as applicable (or otherwise satisfactory to the applicable Lender) (it being understood and agreed that in no event shall any Lender be required to assign any portion of its Loan covered by an Assignment Proposal or Renewed Assignment Proposal); provided that, upon the expiration of such Placement Period, any Loans that are the subject of such Assignment Proposal or Renewed Assignment Proposal, as applicable, that have not been so placed shall be freely assignable after the end of such Placement Period by the applicable Lender; provided further, that, if such Lender declines to assign its Loans subject to the Assignment Proposal or Renewed Assignment Proposal upon placement by the Borrower on the material terms set forth in the Assignment Proposal or Renewed Assignment Proposal, as applicable, such Lender may not thereafter freely assign any portion of its Loan covered by such Assignment Proposal or Renewed Assignment Proposal, except that such Lender may deliver a notice (a “Renewed Assignment Proposal”) containing revised proposed material terms of assignment (which such notice shall, at a minimum, include price) of all or any portion of the Loans held by such Lender that were the subject of the original Assignment Proposal. “Placement Period” shall mean, (a) for any Assignment Proposal with respect to an aggregate principal amount of the Loans of at least $100,000,000, six months, (b) for any Assignment Proposal with respect to an aggregate principal amount of the Loans in excess of $50,000,000 but less than $100,000,000, three months and (c) for any Renewed Assignment Proposal, forty-five days; provided that at any time following the date on which the Borrower has had a Placement Period with respect to an aggregate principal amount of the Loans of at least $50,000,000, any subsequent Placement Period shall be forty-five days. Any assignment consummated pursuant to this Section 9.4(b) shall be subject to the conditions set forth in subsections (ii), (iv), (v) and (vi) and the penultimate paragraph of Section 9.4(c).
(c)    On and after the Second Anniversary, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) (x) in the case of the Initial Lender (including, for the avoidance of doubt, any Lender that is a Lender Affiliate or Approved Fund of the Initial Lender), in accordance with the terms of the last paragraph of Section 9.4(b) or if the aggregate principal amount of Loans to be assigned by such Lenders collectively is equal to or less than $50,000,000 (whether in a single assignment or in multiple unrelated assignments within a period of 180 days) subject to the following conditions, or (y) in the case of any other Lender, subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (c)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 with respect to Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Subject Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned, except that this subsection (c)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Loans on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment by a Lender pursuant to this Section 9.4(c) except to the extent required by subsection (c)(i)(B) of this Section and, in addition, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Subject Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, a Lender Affiliate or an Approved Fund of such Lender.
(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (to be paid by either the assignee or assignor under such Assignment and Acceptance), (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.14(f).
(v)    No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (it being understood that the Initial Lender and its Lender Affiliates shall not be deemed Affiliates of the Borrower).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.17 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section 9.14.
If the consent of the Borrower to an assignment is required under this Section 9.04(c) (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been received by the Borrower from the assigning Lender (through the Administrative Agent).
(d)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in [        ] (or such other offices in the United States as designated by the Administrative Agent) a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
(e)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, sell participations to any Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any premiums or fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or any premiums or fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 9.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(f)    A Participant shall not be entitled to receive any greater payment under Sections 2.13 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(f) and (g) as though it were a Lender.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.5    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.
(a)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(b)    Each party hereto irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 9.6    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.7    Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.
Section 9.8    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 9.9    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.17 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
Section 9.10    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.11    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of any non-public information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, except that such information may be disclosed to (a) any other Lenders or bona fide participants, bona fide hedging counterparties or bona fide prospective Lenders or participants or hedging counterparties, who have agreed to be bound by confidentiality and use restrictions substantially similar to those set forth herein, (b) as required by law or Governmental Authority (in which case the Administrative Agent or the applicable Lender agrees to inform the Borrower promptly thereof to the extent practicable and permitted by law, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), (c) to any Related Party of the Administrative Agent or any such Lender including such Persons respective officers, directors, employees, agents, accountants, advisors, controlling persons and legal counsel, in each case, to the extent directly involved in the transactions contemplated hereby and on a confidential basis, (d) to the extent such information becomes publicly available other than by reason of disclosure by the Administrative Agent, a Lender or any of their respective Affiliates in breach of this Agreement, (e) to the extent that such information is received by the Administrative Agent or a Lender from a third party that is not, to the knowledge of the Administrative Agent or such Lender, subject to confidentiality obligations owing to the Borrower, its Subsidiaries or any Affiliate thereof, (f) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (g) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, or (h) with the prior written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
Section 9.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
Section 9.13    Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 9.14    Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
Section 9.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement  provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between  the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and  by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates  with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)  the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to  the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases  any claims that it may have against  the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.16    Acknowledgement and Consent to Bail-In of EEA Financing Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(remainder of page left intentionally blank)

1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[COWEN GROUP, INC.]
as Borrower

By
Name:
Title:

[        ]
as Administrative Agent

By
Name:
Title:

[CRANE ENTITY]
as a Lender

By
Name:
Title:

SIGNATURE PAGE TO
TERM LOAN AGREEMENT
1968834.07A-NYCSR07A        MSW - Draft March 28, 2017 - 1:22 AM